Exhibit 99.1
October 18, 2022

Fellow shareholders,

Summary:
•Revenue, operating income and membership slightly exceeded our forecast in Q3’22.
•We had big hits across TV and film in Q3 – launching some of our most watched series and films of all time, including:
◦Monster: The Jeffrey Dahmer Story, Stranger Things S4, Extraordinary Attorney Woo, The Gray Man, and Purple Hearts
•Our lower priced ad-supported plan launches in 12 countries in November – just six months after our initial announcement. Our existing plans remain ad free.
•Netflix has higher engagement than any other streamer – with room for growth:
◦In the UK, Netflix accounts for 8.2% of video viewing, 2.3x Amazon and 2.7x Disney+1;
◦In the US, Netflix accounts for 7.6% of TV time, 2.6x Amazon and 1.4x Disney + Hulu + Hulu Live3.
•Our competitors are investing heavily to drive subscribers and engagement, but building a large, successful streaming business is hard - we estimate they are all losing money, with combined 2022 operating losses well over $10 billion, vs. Netflix's $5 to $6 billion annual operating profit.

After a challenging first half, we believe we’re on a path to reaccelerate growth. The key is pleasing members. It’s why we’ve always focused on winning the competition for viewing every day. When our series and movies excite our members, they tell their friends, and then more people watch, join and stay with us.

(in millions except per share data)	Q3'21	Q4'21	Q1'22	Q2'22	Q3'22	Q4'22 Forecast
Revenue	$7,483	$7,709	$7,868	$7,970	$7,926	$7,776
Y/Y % Growth	16.3%	16.0%	9.8%	8.6%	5.9%	0.9%
Operating Income	$1,755	$632	$1,972	$1,578	$1,533	$330
Operating Margin	23.5%	8.2%	25.1%	19.8%	19.3%	4.2%
Net Income	$1,449	$607	$1,597	$1,441	$1,398	$163
Diluted EPS	$3.19	$1.33	$3.53	$3.20	$3.10	$0.36

Global Streaming Paid Memberships	213.56	221.84	221.64	220.67	223.09	227.59
Y/Y % Growth	9.4%	8.9%	6.7%	5.5%	4.5%	2.6%
Global Streaming Paid Net Additions	4.38	8.28	(0.20)	(0.97)	2.41	4.50

Net cash provided by (used in) operating activities	$82	$(403)	$923	$103	$557
Free Cash Flow*	$(106)	$(569)	$802	$13	$472
Shares (FD)	454.9	455.8	453.0	450.2	450.3

Note: Figures are consolidated, including DVD.
* Free cash flow represents Net Cash provided by (used in) operating activities less purchases of property and equipment and change in other assets.

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1 Based on reporting from BARB2, as of September 2022
2 https://www.barb.co.uk/news/netflix-signs-up-to-barb/
3 Based on Nielsen’s Gauge4, as of August 2022
4 https://www.nielsen.com/insights/2022/streaming-grabs-35-of-tv-time-in-august-but-overall-usage-dips-as-summer-winds-down/

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Q3 Results
Our 6% year-over-year revenue growth in Q3 was driven by a 5% increase in average paid memberships and a 1% rise in ARM5. Excluding the impact of foreign exchange (F/X), revenue and ARM grew 13% and 8% year-over-year, respectively. The sequential decline in revenue was entirely due to F/X. We under-forecasted paid net additions, which totaled 2.4 million vs. our 1.0m forecast and compared to 4.4m in the year ago quarter.

•In APAC, revenue grew 19% excluding F/X as average paid memberships rose 23% year-over-year. ARM was -3% year-over-year, excluding F/X, partially driven by lower ARM in India, somewhat offset by higher ARM in Australia and Korea. We added 1.4m paid memberships in the region (vs. 2.2m last Q3).
•Excluding F/X, EMEA revenue and ARM grew 13% and 7%, respectively. Paid net adds totaled 0.6m vs. 1.8m in the year ago quarter.
•In LATAM, revenue increased 19% year-over-year, supported by ARM growth of 16% vs. the year ago quarter excluding F/X. We added 0.3m paid memberships, in-line with membership growth in Q3’21.
•In UCAN, our most penetrated market, ARM and revenue grew by 12% and 11%, respectively, excluding F/X. Paid net adds totaled 0.1m (similar to the 0.1m in Q3’21).

For Q3, operating income totaled $1.5 billion vs. $1.8 billion in Q3’21. Operating income was above our beginning-of-quarter forecast, partially due to higher revenue, as well as a shift in timing of some spend from Q3 to Q4. As a result, operating margin of 19% was above our 16% forecast. The four percentage point year-over-year decline in operating margin is almost entirely due to the appreciation in the US dollar vs. most other currencies during this period. EPS of $3.10 vs. $3.19 a year ago included a $348 million non-cash unrealized gain from F/X remeasurement on our Euro denominated debt.

Q4 Forecast
As a reminder, the quarterly guidance we provide is our actual internal forecast at the time we report. The appreciation of the US dollar remains a significant headwind for us (and US-based multinationals in general). For Q4’22, we’re expecting revenue of $7.8 billion with the sequential decline entirely due to the continued strengthening of the US dollar vs. other currencies. On a constant currency basis, this equates to 9% year-over-year revenue growth.

Our revenue growth forecast is driven by our expectation for 4.5m paid net adds (vs. 8.3m in Q4’21) and ARM growth of 6% year-over-year, excluding F/X. Our paid net adds forecast assumes that we experience our usual seasonality as well as the impact of a strong content slate, counterbalanced by macroeconomic weakness which leads to less-than-normal visibility. While we’re very optimistic about our new advertising business, we don’t expect a material contribution in Q4’22 as we’re launching our Basic with Ads plan intra-quarter and anticipate growing our membership in that plan gradually over time. Our aim is to give our prospective new members more choice - not switch members off their current plans. Members who don’t want to change will remain on their current plan, without ads, at the current price.

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5 ARM (Average Revenue per Membership) is defined as streaming revenue divided by the average number of streaming paid memberships divided by the number of months in the period. These figures do not include sales taxes or VAT.

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We forecast Q4’22 operating margin of 4% vs. 8% in the year ago period. The fourth quarter is typically our lowest operating margin quarter of the year as it’s usually our largest quarter in terms of content and marketing spend. In addition, the aforementioned F/X impact has a high flow through to operating income (~75%-80% of the revenue impact) as most of our costs are in US dollars. Excluding the year-over-year impact of F/X, our Q4’22 operating margin forecast would be 10% vs. 8% in Q4’21.

The US dollar has strengthened6 against most other currencies at a historic rate this year. Based on our YTD actuals and Q4 guidance, we estimate that this appreciation since January 1, 2022 will negatively impact our full year 2022 revenue and operating income by ~$1 billion and $0.8 billion, respectively.

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6 https://finance.yahoo.com/chart/DX-Y.NYB#eyJpbnRlcnZhbCI6ImRheSIsInBlcmlvZGljaXR5IjoxLCJ0aW1lVW5pdCI6bnVsbCwiY2FuZGxlV2lkdGgiOjguODIyMDg1ODg5NTcwNTUyLCJmbGlwcGVkIjpmYWxzZSwidm9sdW1lVW5kZXJsYXkiOnRydWUsImFkaiI6dHJ1ZSwiY3Jvc3NoYWlyIjp0cnVlLCJjaGFydFR5cGUiOiJsaW5lIiwiZXh0ZW5kZWQiOmZhbHNlLCJtYXJrZXRTZXNzaW9ucyI6e30sImFnZ3JlZ2F0aW9uVHlwZSI6Im9obGMiLCJjaGFydFNjYWxlIjoibGluZWFyIiwicGFuZWxzIjp7ImNoYXJ0Ijp7InBlcmNlbnQiOjEsImRpc3BsYXkiOiJEWC1ZLk5ZQiIsImNoYXJ0TmFtZSI6ImNoYXJ0IiwiaW5kZXgiOjAsInlBeGlzIjp7Im5hbWUiOiJjaGFydCIsInBvc2l0aW9uIjpudWxsfSwieWF4aXNMSFMiOltdLCJ5YXhpc1JIUyI6WyJjaGFydCIsIuKAjHZvbCB1bmRy4oCMIl19fSwibGluZVdpZHRoIjoyLCJzdHJpcGVkQmFja2dyb3VuZCI6dHJ1ZSwiZXZlbnRzIjp0cnVlLCJjb2xvciI6IiMwMDgxZjIiLCJzdHJpcGVkQmFja2dyb3VkIjp0cnVlLCJyYW5nZSI6eyJkdExlZnQiOiIyMDIxLTEyLTMxVDE4OjQ4OjU1LjM5NFoiLCJiYXNlIjoieXRkIiwicGVyaW9kaWNpdHkiOnsicGVyaW9kIjoxLCJpbnRlcnZhbCI6ImRheSJ9LCJwYWRkaW5nIjowfSwiZXZlbnRNYXAiOnsiY29ycG9yYXRlIjp7ImRpdnMiOnRydWUsInNwbGl0cyI6dHJ1ZX0sInNpZ0RldiI6e319LCJjdXN0b21SYW5nZSI6bnVsbCwic3ltYm9scyI6W3sic3ltYm9sIjoiRFgtWS5OWUIiLCJzeW1ib2xPYmplY3QiOnsic3ltYm9sIjoiRFgtWS5OWUIiLCJxdW90ZVR5cGUiOiJJTkRFWCIsImV4Y2hhbmdlVGltZVpvbmUiOiJBbWVyaWNhL05ld19Zb3JrIn0sInBlcmlvZGljaXR5IjoxLCJpbnRlcnZhbCI6ImRheSIsInRpbWVVbml0IjpudWxsLCJzZXRTcGFuIjp7Im11bHRpcGxpZXIiOjEsImJhc2UiOiJ5dGQiLCJwZXJpb2RpY2l0eSI6eyJwZXJpb2QiOjEsImludGVydmFsIjoiZGF5In19fV0sInN0dWRpZXMiOnsi4oCMdm9sIHVuZHLigIwiOnsidHlwZSI6InZvbCB1bmRyIiwiaW5wdXRzIjp7ImlkIjoi4oCMdm9sIHVuZHLigIwiLCJkaXNwbGF5Ijoi4oCMdm9sIHVuZHLigIwifSwib3V0cHV0cyI6eyJVcCBWb2x1bWUiOiIjMDBiMDYxIiwiRG93biBWb2x1bWUiOiIjZmYzMzNhIn0sInBhbmVsIjoiY2hhcnQiLCJwYXJhbWV0ZXJzIjp7IndpZHRoRmFjdG9yIjowLjQ1LCJjaGFydE5hbWUiOiJjaGFydCIsInBhbmVsTmFtZSI6ImNoYXJ0In19fSwic2V0U3BhbiI6eyJtdWx0aXBsaWVyIjoxLCJiYXNlIjoieXRkIiwicGVyaW9kaWNpdHkiOnsicGVyaW9kIjoxLCJpbnRlcnZhbCI6ImRheSJ9fX0-

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As a reminder, our 2022 and 2023 operating margin target of 19%-20% is based on F/X rates in January 2022, as we discussed in our Q4’21 letter7 and subsequent earnings calls8. We’re on track to meet this F/X neutral operating margin objective for 2022 (excluding the $150m of restructuring costs in Q2) and for 2023. With the appreciation of the US dollar though, our reported operating margin would be lower than 19%-20% should the US dollar remain above January 2022 levels relative to other currencies.

Over the medium term, we believe we can adjust our pricing and cost structure for a stronger US dollar world. Our long term goal remains unchanged - to sustain double digit revenue growth, increase operating profit even faster (as we expand margins) and deliver growing positive free cash flow.

Guidance Evolution
As discussed in previous letters, we are increasingly focused on revenue as our primary top line metric. This will become particularly important heading into 2023 as we develop new revenue streams like advertising and paid sharing, where membership is just one component of our revenue growth. So, starting with our Q4’22 letter in January of 2023, we’ll continue to provide guidance for revenue, operating income, operating margin, net income, EPS and fully diluted shares outstanding for the following quarter, but not paid membership. Similar to our regional membership disclosure, we’ll continue to report our global and regional membership each quarter as part of our earnings release.

Content & Marketing
We started our original programming strategy about a decade ago as we anticipated that some competitors would eventually stop licensing their content to Netflix. It’s been a huge challenge to build a lifetime of entertainment in just ten years in multiple languages and across so many different genres - series, films, animation, stand-up and non-fiction. And while we’ve had our share of misses, we’ve managed to create a very broad slate with many great series and films, for whatever your mood or tastes, from amazing storytellers around the world. Given everything we’ve learned, we’re confident we can deliver even more member value per content investment dollar over time.

One of the best ways to understand the success of our content is by understanding our engagement. So we’re excited that BARB (Broadcasters Audience Research Board), the leading audience measurement and video ratings organization in the UK, is now reporting the share of video viewing for streaming services and broadcast groups in the UK on a monthly basis. In September, Netflix accounted for 8.2% of viewing, and we have more than 2x the monthly engagement of our next closest streaming competitor. This reporting is similar to Nielsen’s Gauge, which launched in May 2021 when Netflix accounted for 6% of viewing compared to 7.6% in August 2022. Our hope is that other measurement companies around the world will join Nielsen and BARB to publicly report on both the shift from linear to streaming and the viewing share of relevant entertainment companies.

We think our bingeable release model helps drive substantial engagement, especially for newer titles. This enables viewers to lose themselves in stories they love. As the Google Trends chart9 shows, the ability to watch all of Monster: The Jeffrey Dahmer Story helped drive significant interest in the show.

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7 https://s22.q4cdn.com/959853165/files/doc_financials/2021/q4/FINAL-Q4-21-Shareholder-Letter.pdf
8 https://s22.q4cdn.com/959853165/files/doc_financials/2022/q1/Netflix,-Inc.,-Q1-2022-Pre-Recorded-Earnings-Call,-Apr-19,-2022.pdf
9 https://trends.google.com/trends/explore?date=2022-08-15%202022-10-01&q=DAHMER,rings%20of%20power,house%20of%20dragon

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It’s hard to imagine, for example, how a Korean title like Squid Game would have become a mega hit globally without the momentum that came from people being able to binge it. We believe the ability for our members to immerse themselves in a story from start to finish increases their enjoyment but also their likelihood to tell their friends, which then means more people watch, join and stay with Netflix.

Our Q3 content slate was especially strong. In English scripted TV, we kicked off the quarter with Stranger Things S4, which generated 1.35 billion hours viewed10 - our biggest season of an English language series ever. This was followed in August by The Sandman (351 million hours viewed), which was loved by fans and critics alike. Near the end of the quarter, we launched season five of fan favorite Cobra Kai (270 million hours viewed) and limited series Monster: The Jeffrey Dahmer Story* (824 million hours viewed) from Ryan Murphy, which is now our second largest English series.

We continue to see great success with our non-English programming too, with Squid Game making awards history by becoming the first foreign language title to win an Emmy - with six awards12, including for directing, production design and lead actor. Also from Korea, Extraordinary Attorney Woo, a unique series about an autistic lawyer, has reached #1 on our weekly non-English series list in 28 countries, notching up 402 million hours viewed and making it our sixth largest non-English TV show ever through 28 days. Narco-Saints has been another huge K-Content win this quarter, with 128 million hours viewed since launch. Sintonia has been a big hit for Netflix in Brazil, with season three generating 38 million hours viewed. And while it is still early days for German series The Empress*, it launched with a very strong start (136 million hours viewed). Our goal is to create authentic local stories for members in the home territory, which we also make available globally.

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10 Hours viewed data is based on viewing in the first 28 days of release for each episode. For titles released less than 28 days (denoted with an asterisk), data is from launch date through October 16, 2022. We publish weekly our top titles based on hours viewed at Netflix Top 1011, where you can also find our detailed methodology.
11 https://top10.netflix.com/
12 https://www.emmys.com/shows/squid-game

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Film is incredibly important to our members. We expanded into original film in 2016 because producing our own movies across all budgets and genres has advantages over the next best alternative: only licensing from other studios in the first pay TV window (the “pay-one” window). Those advantages include first window availability on Netflix (pay-one movies debut generally well after theatrical release), global rights (pay-one movies are licensed by country), the ability to carry the films on Netflix in perpetuity (typically only for 18-24 months for pay-one films) and copyright ownership, enabling us to create derivatives like sequels and to use the intellectual property (IP) in games and consumer products. We continue to complement our original films with 3rd party licensed films - they remain an important and valued part of our service, but they are just one component of our broader programming strategy.

We’re pleased with the progress of our original film initiative. The big budget action film The Gray Man (254 million hours viewed) reflects the scope of our ambition to create theatrical quality blockbusters that can reach huge audiences on Netflix: 118 million households (many of which are multi person) if you divide the total hours viewed by the film’s run time of 2 hours and 9 minutes. But since we’re not limited by the need to optimize for theatrical attendance, we can also produce a wider variety of films that consumers can enjoy. For example, the romantic drama Purple Hearts was a hit among our members with 229 million hours viewed. We’re at an even earlier stage with animated feature films but in early Q3 we released The Sea Beast13 (165 million hours viewed), which is our biggest original animated film to date. On the non-English language film side, Darlings (33 million hours viewed), starring Alia Bhatt, launched to rave reviews and huge fandom in India. Loving Adults (67 million hours viewed), a psychological thriller from Denmark, and Carter (65 million hours viewed), a Korean blockbuster, were our two biggest non-English films of the quarter and are now our seventh and ninth most popular non-English films ever.

We also continue to invest heavily in marketing, with a particular focus on innovative ways to drive conversation around our titles, which in turn boosts engagement for Netflix. For example, our campaigns for Stranger Things S4 and The Gray Man drove more than 9.8 billion and 1.2 billion impressions, respectively, across paid marketing, social media platforms and events. And content for Tudum14, our global fan event that ran for its second year in September, generated almost 1 billion views15 - up over 30% from last year.

Beyond TV and movies, we’re coming up on the one year anniversary of our gaming launch. As we’ve said, this will be a multi-year journey for us to learn how to please game players. Our first year was about establishing our gaming infrastructure and understanding how our members interact with games. We now have 35 games on service (all included in every Netflix subscription without in-game ads or in-app purchases) and we’re seeing some encouraging signs of gameplay leading to higher retention.

With 55 more games in development, including more games based on Netflix IP, we’re focused in the next few years on creating hit games that will take our game initiative to the next level. More generally, we see a big opportunity around content that crosses between TV or film and games. For example, after the launch of the anime Cyberpunk: Edgerunners16 (49 million hours viewed) in Q3 use of CD Projekt’s game surged17 on PCs.

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13 https://www.rogerebert.com/reviews/the-sea-beast-movie-review-2022
14 https://www.netflix.com/tudum/global-event
15 https://collider.com/netflix-tudum-viewership-2022/
16 https://www.forbes.com/sites/paultassi/2022/09/14/netflixs-cyberpunk-edgerunners-is-absolutely-incredible/?sh=18f34ffe5285
17 https://www.axios.com/2022/09/26/cyberpunk-2077-netflix-anime-cd-projekt-red

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Product and Pricing
As we’ve been discussing over the past few quarters, improving our pricing strategy is an important near-term focus. Last week, we announced18 that we’ll be launching an ad-supported subscription plan on November 1 in Canada and Mexico; November 3 in Australia, Brazil, France, Germany, Italy, Japan, Korea, the UK, and the US; and November 10 in Spain. Cumulatively, these 12 markets account for ~$140 billion of brand advertising spend across TV and streaming, or over 75% of the global market19.

To start, we’re keeping it simple by offering one low-priced ad plan – Basic with Ads – at a price that’s 20%-40% below our current starting price. So in the US, for example, Netflix will now start at $6.99 per month (compared to $9.99 today). The Basic with Ads plan will have ~5 minutes of advertising per hour, frequency capping and strong privacy protections.

The reaction from advertisers so far has been extremely positive and we believe that more choice, especially for more price conscious consumers, will translate into meaningful incremental revenue and operating profit over time. That said, it’s still very early days and, since we’re keeping our existing plans ad-free, it will take us time to build up our membership base and the associated ad revenue.

Finally, we’ve landed on a thoughtful approach to monetize account sharing and we’ll begin rolling this out more broadly starting in early 2023. After listening to consumer feedback, we are going to offer the ability for borrowers to transfer their Netflix profile into their own account, and for sharers to manage their devices more easily and to create sub-accounts (“extra member”), if they want to pay for family or friends. In countries with our lower-priced ad-supported plan, we expect the profile transfer option for borrowers to be especially popular.

Competition
As we’ve long said, we operate in a highly competitive industry, where people have many different entertainment choices – from linear TV to streaming, YouTube to TikTok and gaming to social media. The silver lining is that the opportunity is very large and growing, and Netflix is still very small relative to that opportunity (for example, ~8% of total TV time in the US and the UK, two of our most established countries). In the 190 countries in which we operate, our $30 billion-plus of annual revenue is roughly 5% of the combined estimated ~$300 billion pay TV/streaming industry, ~$180 billion branded advertising market, and $130 billion consumers spend annually on gaming20. So, we believe that we have a long runway for growth if we can continue to improve our offering steadily over time.
As it’s become clear that streaming is the future of entertainment, our competitors – including media companies and tech players – are investing billions of dollars to scale their new services. But it's hard to build a large and profitable streaming business – our best estimate is that all of these competitors are losing money on streaming, with aggregate annual direct operating losses this year alone that could be well in excess of $10 billion, compared with our +$5-$6 billion of annual operating profit. For incumbent entertainment companies, this high level of investment is understandable given the accelerating decline of linear TV, which currently generates the bulk of their profit.

Ultimately though, we believe some of our competitors will seek to build sustainable, profitable businesses in streaming - either on their own or through continued industry consolidation. While it’s early days, we’re starting to see this increased profit focus - with some raising prices for their streaming services, some reigning in content spending, and some retrenching around traditional operating models which may dilute their direct-to-consumer offering. Amidst this formidable, diverse set of competitors,
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18 https://about.netflix.com/en/news/announcing-basic-with-ads-us
19 Excluding China and Russia, where we don’t operate.
20 Data based on Omdia, PWC, and SNL Kagan estimates and excludes China and Russia. Gaming figure excludes hardware sales.

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we believe our focus as a pure-play streaming business is an advantage. Our aim remains to be the first choice in entertainment, and to continue to build an amazingly successful and profitable business.

Cash Flow and Capital Structure
Net cash generated by operating activities in Q3 was $557 million vs. $82 million in the prior year period. Free cash flow (FCF)21 amounted to $472 million, compared with -$106 million in Q3’21. We continue to expect FCF of +$1 billion for the full year 2022, plus or minus a few hundred million dollars and substantial growth in FCF in 2023 (assuming no further material appreciation of the US dollar) .

Gross debt at quarter end was $14 billion, within our $10-$15 billion target range. Cash increased $300 million sequentially to $6.1 billion. Net debt amounted to $7.9 billion at the end of Q3’22, or 1.2x LTM EBITDA. We have no debt maturities in 2023. In early October, we closed our previously announced acquisition of leading animation studio Animal Logic. We funded the transaction with cash, which will be reflected in our Q4’22 cash flow statement.

There’s no change to our capital allocation approach. Our first priority is to continue to invest appropriately in our business for the long term, including new initiatives such as games and advertising, followed by selective acquisitions. After that, excess cash above our minimum cash levels (equivalent to roughly two months of revenue) will be returned to shareholders through share repurchases.

Reference
For quick reference, our eight most recent investor letters are: July 202222, April 202223, January 202224, October 202125, July 202126, April 202127, January 202128, October 202029.

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21 For a reconciliation of free cash flow to net cash provided by (used in) operating activities, please refer to the reconciliation in tabular form on the attached unaudited financial statements and the footnotes thereto.
22 https://s22.q4cdn.com/959853165/files/doc_financials/2022/q2/FINAL-Q2-22-Shareholder-Letter.pdf
23 https://s22.q4cdn.com/959853165/files/doc_financials/2022/q1/FINAL-Q1-22-Shareholder-Letter.pdf
24 https://s22.q4cdn.com/959853165/files/doc_financials/2021/q4/FINAL-Q4-21-Shareholder-Letter.pdf
25 https://s22.q4cdn.com/959853165/files/doc_financials/2021/q3/FINAL-Q3-21-Shareholder-Letter.pdf
26 https://s22.q4cdn.com/959853165/files/doc_financials/2021/q2/FINAL-Q2-21-Shareholder-Letter.pdf
27 https://s22.q4cdn.com/959853165/files/doc_financials/2021/q1/FINAL-Q1-21-Shareholder-Letter.pdf
28 https://s22.q4cdn.com/959853165/files/doc_financials/2020/q4/FINAL-Q420-Shareholder-Letter.pdf
29 https://s22.q4cdn.com/959853165/files/doc_financials/2020/q3/FINAL-Q3-20-Shareholder-Letter.pdf

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Regional Breakdown

(in millions)	Q3'21	Q4'21	Q1'22	Q2'22	Q3'22
UCAN Streaming:
Revenue	$3,258	$3,309	$3,350	$3,538	$3,602
Paid Memberships	74.02	75.22	74.58	73.28	73.39
Paid Net Additions	0.07	1.19	(0.64)	(1.30)	0.10
Average Revenue per Membership	$14.68	$14.78	$14.91	$15.95	$16.37
Y/Y % Growth	10%	9%	5%	10%	12%
F/X Neutral Y/Y % Growth	9%	9%	5%	10%	12%

EMEA:
Revenue	$2,432	$2,523	$2,562	$2,457	$2,376
Paid Memberships	70.50	74.04	73.73	72.97	73.53
Paid Net Additions	1.80	3.54	(0.30)	(0.77)	0.57
Average Revenue per Membership	$11.65	$11.64	$11.56	$11.17	$10.81
Y/Y % Growth	7%	5%	—%	(4)%	(7)%
F/X Neutral Y/Y % Growth	3%	6%	6%	6%	7%

LATAM:
Revenue	$915	$964	$999	$1,030	$1,024
Paid Memberships	38.99	39.96	39.61	39.62	39.94
Paid Net Additions	0.33	0.97	(0.35)	0.01	0.31
Average Revenue per Membership	$7.86	$8.14	$8.37	$8.67	$8.58
Y/Y % Growth	8%	14%	13%	16%	9%
F/X Neutral Y/Y % Growth	8%	17%	20%	15%	16%

APAC:
Revenue	$834	$871	$917	$908	$889
Paid Memberships	30.05	32.63	33.72	34.80	36.23
Paid Net Additions	2.18	2.58	1.09	1.08	1.43
Average Revenue per Membership	$9.60	$9.26	$9.21	$8.83	$8.34
Y/Y % Growth	4%	(1)%	(5)%	(9)%	(13)%
F/X Neutral Y/Y % Growth	2%	2%	1%	(2)%	(3)%

F/X Neutral Operating Margin
To provide additional transparency around our operating margin, we disclose each quarter our year-to-date (YTD) operating margin based on F/X rates at the beginning of each year. This will allow investors to see how our operating margin is tracking against our target (which was set in January of 2022 based on F/X rates at that time), absent intra-year fluctuations in F/X.

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October 18, 2022 Earnings Interview, 3pm PT
Our video interview with Doug Anmuth, of JPMorgan will be on youtube/netflixir at 3pm PT today. Questions that investors would like to see asked should be sent to douglas.anmuth@jpmorgan.com. Reed Hastings, co-CEO, Ted Sarandos, co-CEO & Chief Content Officer, Greg Peters, COO & Chief Product Officer, Spence Neumann, CFO, and Spencer Wang, VP of IR/Corporate Development will all be on the video to answer Doug’s questions.

IR Contact:	PR Contact:
Spencer Wang	Emily Feingold
VP, Finance/IR & Corporate Development	VP, Corporate Communications
408 809-5360	323 287-0756

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Use of Non-GAAP Measures
This shareholder letter and its attachments include reference to the non-GAAP financial measures of F/X neutral operating margin, free cash flow, last twelve months (“LTM”) EBITDA, and adjusted EBITDA.
Management believes that free cash flow, LTM EBITDA and adjusted EBITDA are important liquidity metrics because they measure, during a given period, the amount of cash generated that is available to repay debt obligations, make strategic acquisitions and investments and for certain other activities like stock repurchases. Management believes that F/X neutral operating margin allows investors to compare our projected results to our actual results absent intra-year currency fluctuations. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income, operating income, operating margin, diluted earnings per share and net cash provided by
(used in) operating activities, or other financial measures prepared in accordance with GAAP.
Reconciliation to the GAAP equivalent of these non-GAAP measures are contained in tabular form on the attached unaudited financial statements.
Forward-Looking Statements
This shareholder letter contains certain forward-looking statements within the meaning of the federal securities laws, including statements regarding our expected results for the fiscal quarter and year ending December 31, 2022; adoption and growth of internet entertainment; growth outlook and market opportunity; competitive position; core strategy and business model; our games strategy; monetization through pricing and tiering structures; introduction of an ad-supported tier and its prospects; our competitors’ performance; account sharing; impact of foreign exchange rates; seasonality; cash spend; stock repurchases; global streaming paid memberships, paid net additions, membership growth and retention; consolidated revenue, revenue and ARM growth, operating income, operating margin, net income, and earnings per share; and free cash flow. The forward-looking statements in this letter are subject to risks and uncertainties that could cause actual results and events to differ, including, without limitation: our ability to attract new members and retain existing members; our ability to compete effectively, including for consumer engagement with different modes of entertainment; our ability to monetize account sharing; maintenance and expansion of device platforms for streaming; fluctuations in consumer usage of our service; service disruptions; production risks; macroeconomic conditions and timing of content releases. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”) on January 27, 2022. The Company provides internal forecast numbers. Investors should anticipate that actual performance will vary from these forecast numbers based on risks and uncertainties discussed above and in our Annual Report on Form 10-K. We undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this shareholder letter.

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Netflix, Inc.
Consolidated Statements of Operations
(unaudited)
(in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Revenues	$7,925,589	$7,970,141	$7,483,467	$23,763,497	$21,988,526
Cost of revenues	4,788,665	4,690,755	4,206,589	13,764,125	12,093,108
Marketing	567,954	574,960	635,948	1,698,892	1,752,433
Technology and development	662,739	716,846	563,887	2,037,115	1,626,415
General and administrative	373,213	409,297	321,790	1,180,438	953,831
Operating income	1,533,018	1,578,283	1,755,253	5,082,927	5,562,739
Other income (expense):
Interest expense	(172,575)	(175,455)	(190,429)	(535,609)	(576,191)
Interest and other income	261,404	220,226	96,135	677,275	302,702
Income before income taxes	1,621,847	1,623,054	1,660,959	5,224,593	5,289,250
Provision for income taxes	(223,605)	(182,103)	(211,888)	(787,953)	(780,451)
Net income	$1,398,242	$1,440,951	$1,449,071	$4,436,640	$4,508,799

Earnings per share:
Basic	$3.14	$3.24	$3.27	$9.98	$10.18
Diluted	$3.10	$3.20	$3.19	$9.83	$9.90
Weighted-average shares of common stock outstanding:
Basic	444,878	444,557	442,778	444,529	443,052
Diluted	450,344	450,169	454,925	451,168	455,230

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Netflix, Inc.
Consolidated Balance Sheets
(in thousands)

	As of
	September 30, 2022	December 31, 2021
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$6,113,733	$6,027,804
Other current assets	2,703,170	2,042,021
Total current assets	8,816,903	8,069,825
Content assets, net	32,777,340	30,919,539
Property and equipment, net	1,372,754	1,323,453
Other non-current assets	4,595,190	4,271,846
Total assets	$47,562,187	$44,584,663
Liabilities and Stockholders' Equity
Current liabilities:
Current content liabilities	$4,225,890	$4,292,967
Accounts payable	560,156	837,483
Accrued expenses and other liabilities	1,803,555	1,449,351
Deferred revenue	1,176,323	1,209,342
Short-term debt	—	699,823
Total current liabilities	7,765,924	8,488,966
Non-current content liabilities	2,955,368	3,094,213
Long-term debt	13,888,117	14,693,072
Other non-current liabilities	2,424,637	2,459,164
Total liabilities	27,034,046	28,735,415
Stockholders' equity:
Common stock	4,473,962	4,024,561
Treasury stock at cost	(824,190)	(824,190)
Accumulated other comprehensive loss	(247,643)	(40,495)
Retained earnings	17,126,012	12,689,372
Total stockholders' equity	20,528,141	15,849,248
Total liabilities and stockholders' equity	$47,562,187	$44,584,663

Supplemental Information
Total streaming content obligations*	$21,572,745	$23,161,360

* Total streaming content obligations are comprised of content liabilities included in "Current content liabilities" and "Non-current content liabilities" on the Consolidated Balance Sheets and obligations that are not reflected on the Consolidated Balance Sheets as they did not yet meet the criteria for asset recognition.

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Netflix, Inc.
Consolidated Statements of Cash Flows
(unaudited)
(in thousands)

	Three Months Ended			Nine Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Cash flows from operating activities:
Net income	$1,398,242	$1,440,951	$1,449,071	$4,436,640	$4,508,799
Adjustments to reconcile net income to net cash provided by operating activities:
Additions to content assets	(4,582,671)	(4,687,011)	(4,666,237)	(12,853,846)	(12,047,563)
Change in content liabilities	60,867	191,228	(29,246)	(95,054)	(607,494)
Amortization of content assets	3,653,592	3,261,348	2,963,051	10,081,305	8,489,050
Depreciation and amortization of property, equipment and intangibles	85,188	83,505	70,253	243,295	144,428
Stock-based compensation expense	152,062	150,392	95,078	421,663	303,891
Foreign currency remeasurement gain on debt	(348,458)	(304,513)	(136,488)	(814,792)	(326,744)
Other non-cash items	102,513	205,374	102,211	409,855	282,971
Deferred income taxes	(57,797)	(115,820)	50,967	(242,523)	261,827
Changes in operating assets and liabilities:
Other current assets	(120,071)	123,399	(95,145)	44,485	(369,073)
Accounts payable	53,875	(122,048)	24,836	(283,617)	(40,164)
Accrued expenses and other liabilities	212,072	(238,719)	269,774	324,116	276,241
Deferred revenue	(48,420)	(10,376)	(4,732)	(42,053)	64,640
Other non-current assets and liabilities	(4,184)	125,040	(11,014)	(47,075)	(144,925)
Net cash provided by operating activities	556,810	102,750	82,379	1,582,399	795,884
Cash flows from investing activities:
Purchases of property and equipment	(84,960)	(90,018)	(167,327)	$(296,136)	(358,606)
Change in other assets	—	—	(21,304)	—	(26,919)
Acquisitions	—	(68,876)	—	(193,397)	—
Net cash used in investing activities	(84,960)	(158,894)	(188,631)	(489,533)	(385,525)
Cash flows from financing activities:
Repayments of debt	—	—	—	(700,000)	(500,000)
Proceeds from issuance of common stock	4,113	11,250	18,445	29,041	86,265
Repurchases of common stock	—	—	(100,000)	—	(600,022)
Net cash provided by (used in) financing activities	4,113	11,250	(81,555)	(670,959)	(1,013,757)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(180,058)	(145,198)	(63,843)	$(336,704)	(82,504)
Net increase (decrease) in cash, cash equivalents, and restricted cash	295,905	(190,092)	(251,650)	85,203	(685,902)
Cash, cash equivalents and restricted cash at beginning of period	5,844,409	6,034,501	7,804,618	6,055,111	8,238,870
Cash, cash equivalents and restricted cash at end of period	$6,140,314	$5,844,409	$7,552,968	$6,140,314	$7,552,968

	Three Months Ended			Nine Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Non-GAAP free cash flow reconciliation:
Net cash provided by operating activities	$556,810	$102,750	$82,379	$1,582,399	$795,884
Purchases of property and equipment	(84,960)	(90,018)	(167,327)	(296,136)	(358,606)
Change in other assets	—	—	(21,304)	—	(26,919)
Non-GAAP free cash flow	$471,850	$12,732	$(106,252)	$1,286,263	$410,359

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Netflix, Inc.
Non-GAAP Information
(unaudited)
(in thousands)

	Three Months Ended				Twelve Months Ended
	December 31, 2021	March 31, 2022	June 30, 2022	September 30, 2022	September 30, 2022
Non-GAAP Adjusted EBITDA reconciliation:
GAAP net income	$607,429	$1,597,447	$1,440,951	$1,398,242	$5,044,069
Add:
Other expense (income)	80,917	(8,066)	(44,771)	(88,829)	(60,749)
Provision for (benefit from) income taxes	(56,576)	382,245	182,103	223,605	731,377
Depreciation and amortization of property, equipment and intangibles	63,984	74,602	83,505	85,188	307,279
Stock-based compensation expense	99,329	119,209	150,392	152,062	520,992
Adjusted EBITDA	$795,083	$2,165,437	$1,812,180	$1,770,268	$6,542,968

					As of
					September 30, 2022
Non-GAAP LTM EBITDA reconciliation:
Total debt					$13,888,117
Add: Debt issuance costs					82,102
Less: Cash and cash equivalents					(6,113,733)
Net debt					$7,856,486

LTM EBITDA (Net debt / LTM Adjusted EBITDA)					1.2

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